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                                                               EXHIBIT 99(H)(iv)

                               NEW COVENANT FUNDS

                          EXPENSE LIMITATION AGREEMENT

         THIS AGREEMENT, dated as of June 30, 2004, is made and entered into by and between the New Covenant Funds, a Delaware statutory trust (the "Trust"), on behalf of each of its investment series set forth on Schedule A attached hereto (the "Funds"), and the NCF Investment Department of New Covenant Trust Company, N.A. (the "Adviser").

         WHEREAS, the Adviser serves as investment adviser to the Funds pursuant to the terms of an Amended and Restated Investment Advisory Agreement entered into between the Adviser and the Trust on behalf of the Funds (the "Advisory Agreement"); and

         WHEREAS, the Funds have been authorized to enter into Shareholder Services Agreements pursuant to which each Fund may pay shareholder services fees to various types of authorized service providers for providing administrative services with respect to shares of the Funds attributable to or held in the name of each authorized service provider for its clients or other parties with whom it has a servicing relationship; and

         WHEREAS, in connection with the implementation of the Shareholder Services Agreements the Adviser wishes to waive the investment advisory fees payable to it by any Fund to the extent of the amount of shareholder services fees paid by each Fund in order to limit the total operating expenses of the Funds.

         NOW, THEREFORE, the Trust, on behalf of the Funds, and the Adviser, hereby agree as follows:

         Until June 30, 2005, the Adviser will waive the investment advisory fees payable to it under the Advisory Agreement to the extent of any fees paid by the Funds pursuant to any Shareholder Services Agreements entered into by the Funds.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEW COVENANT FUNDS                              THE NCF INVESTMENT DEPARTMENT OF
                                                NEW COVENANT TRUST COMPANY, N.A.

By: /s/ Dennis J. Murphy                 By: /s/ William R. Precious
    --------------------------------         ---------------------------------

Name: Dennis J.  Murphy                  Name: William R. Precious

Title: Vice President                    Title: President

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                                   SCHEDULE A

                                    Fund Name

                            New Covenant Growth Fund

                            New Covenant Income Fund